Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements pertaining to the 2001 Stock Option Plan (Form S-8 No. 333-76102), the 2005 Non-Statutory Stock Option Plan and related amendments (Form S-8 No. 333-127447, S-8 No. 333-139737 and S-8 No. 333-161259), the 2010 Equity Incentive Plan (Form S-8 No. 333-174250) and the Registration Statement (Form S-3 No. 333-174247) of Technical Communications Corporation of our report dated December 22, 2014, relating to our audit of the consolidated financial statements as of and for the year ended September 27, 2014, which appears in this Annual Report on Form 10-K of Technical Communications Corporation for the year ended October 3, 2015.

/s/ RSM US LLP

Boston, Massachusetts
December 18, 2015

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